UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2007
PACKETEER, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-26785	77-0420107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10201 NORTH DE ANZA BLVD.
CUPERTINO, CALIFORNIA 95014
(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 873-4400
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURE
EXHIBIT 99

Item 8.01. Other Events
Effective October 24, 2007, the Company resolved its previously reported dispute with the Internal Revenue Service (“IRS”). Under the agreement reached with the IRS, the Company’s pre-existing federal net operating loss carryforwards (“NOLs”) will offset essentially all increases in income with the following net impact:
•	The Company will not be subject to the $122 million and $49 million of regular tax liabilities and penalties, or related interest, previously asserted by the IRS with respect to 2003 and 2004.

•	The Company expects that the total federal and state regular and alternative minimum income tax and interest payments required to be made by the Company as a consequence of the agreement (including adjustments impacting 2005, which were not included in the original assessment), to be less than $500,000.

•	The Company anticipates that the resolution of this matter will not have an impact on the Company’s effective tax rate for future periods.

•	The Company expects to have a revised total available NOLs utilizable in future periods, subject to applicable federal limitations, of approximately $27.5 million as of December 31, 2006.

•	The Company expects to record a one-time, non-cash financial statement charge, for GAAP purposes only, of approximately $10 million during the quarter ending December 31, 2007. This charge generally results from the increased use of NOLs and the reversal of certain foreign tax credits booked in prior periods.
Forward Looking Statements: This Current Report on Form 8-K contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to the potential impact of the IRS claims and the Company’s planned response to the IRS claims, and adequacy of the Company’s tax provision relating to such matters. These statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual outcomes to differ materially from those expressed or implied in this Form 8-K, including the inability to predict the ultimate conclusion of an item of tax controversy. Packeteer assumes no obligation to update any forward-looking information contained in this Form 8-K.
A copy of the press release announcing the resolution of the IRS examination is attached hereto as Exhibit 99.

Exhibit

99	Packeteer, Inc. press release dated October 30, 2007

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 30, 2007

Packeteer, Inc.
By:	/s/ David C. Yntema
	Name:	David C. Yntema
	Title:	Chief Financial Officer and Secretary